Exhibit (l)

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0523 F: +1 202.637.3593 lisamorgan@ eversheds-sutherland.com

LISA A. Morgan

DIRECT LINE: 202.383.0523

E-mail: lisamorgan@

eversheds-sutherland.com

June 20, 2017

Fidus Investment Corporation

1603 Orrington Avenue, Suite 1005

Evanston, Illinois 60201

Ladies and Gentlemen:

We have acted as counsel to Fidus Investment Corporation, a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333--202531) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated April 19, 2017, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of 1,750,000 shares of common stock of the Company (the “Shares”), plus 262,500 shares issuable by the Company to cover the underwriters’ option to purchase additional shares, as described in a prospectus supplement dated June 20, 2017 (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated as of June 20, 2017, by and among the Company, Fidus Investment Advisors, LLC and Raymond James & Associates, Inc., acting as representative for the underwriters listed on Schedule A of the Underwriting Agreement, which is being filed as Exhibit (h)(3) to the Company’s Post-Effective Amendment No. 7 (the “Post-Effective Amendment”) to the Registration Statement, to be filed with the Commission on the date hereof.

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:

(i) The Underwriting Agreement;

(ii) The Articles of Amendment and Restatement of the Company, certified as of the date hereof by an officer of the Company;

(iii) The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

(iv) A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date; and

(v) The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Underwriting Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied upon certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the General Corporation Law of the State of Maryland, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP